Exhibit 10.59

BANKNORTH, N.A.

LOAN AND SECURITY AGREEMENT

(ALL ASSETS)

LOAN AND SECURITY AGREEMENT (ALL ASSETS), dated as of March            , 2004, between and among MFIC Corporation, a Delaware corporation (“MFIC”), and Microfluidics Corporation, a Delaware corporation (“Microfluidics”) (MFIC and Microfluidics are hereinafter collectively referred to as the “Borrower”), and Banknorth, N.A., a national banking association organized and existing under the laws of the United States of America (the “Bank”).  The parties hereto hereby agree as follows:

1.             DEFINITIONS AND ACCOUNTING TERMS

Section 1.01         As used in this Agreement (if so used), the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Affiliate” shall mean any Person (i) which directly or indirectly Controls, or is Controlled by or is under common Control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary.

“Acts” shall have the meaning assigned to such term in Section 12.15.

“Banking Day” shall mean a day on which banks are open for business in Boston, Massachusetts, and if the applicable “Banking Day” relates to a LIBOR Loan, a day on which dealings are carried on and banks are open for business in the relevant Interbank Market.

“Bankruptcy Code” as used herein shall mean Title 11 of the United States Code entitled “Bankruptcy”.

“Borrowing Base” as used herein shall mean the sum of the following:

(a)           eighty-five (85%) percent of the unpaid face amount of Qualified Accounts (as defined below), minus

(b)           one hundred (100%) percent of the aggregate amount then undrawn on all letters of credit and acceptances issued pursuant to this Agreement for the account of the Borrower.

“Borrowing Date” shall mean any day upon which a LIBOR Loan is made.

“Capital Assets” shall mean assets that, in accordance with GAAP, are required or permitted to be depreciated or amortized on the Borrower’s balance sheet.

“Capital Expenditures” shall mean but not be limited to amounts paid during such year for Capital Assets or Capital Leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a Capital Lease (but not an operating lease), the entire rental for the term.

“Capital Leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

“CMLTD” shall mean the current maturity of long term Debt to be paid during the next twelve-month period, including but not limited to, amounts required to be paid during such period under Capital Leases.

“Collateral” shall have the meaning assigned to such term in Section 5.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Limit” means an amount equal to One Million ($1,000,000.00) Dollars.

“Debt” means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

“Debt Service Coverage Ratio” shall mean, during the applicable period, that quotient equal to (a) the aggregate of (i) Net Income, plus (ii) Interest, plus (iii) depreciation and amortization, minus (iv) Distributions, divided by (b) Fixed Charges, that is,

Net Income + Interest + depreciation and amortization - Distributions

Fixed Charges

“Distributions” shall mean all payment or distributions to Owners in cash or in property other than reasonable salaries, bonuses and expense reimbursements.

“Dollars” or “$” shall mean currency of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Equipment” shall have the meaning assigned to such term in Section 5.

“Eurodollars” shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

“Eurodollars Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 14.01.

“Fixed Charges” shall mean Interest plus CMLTD.

“GAAP” shall mean generally accepted accounting principles.

“Interbank Market” shall mean, with respect to any LIBOR Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

“Interest” shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Debt and on Capital Leases, determined in accordance with GAAP.

“Interest Period” shall mean, with respect to each LIBOR Loan, a period commencing on the Borrowing Date of such loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as determined in accordance with the provisions of this Agreement, provided that any Interest Period which would otherwise end on a day which is not a Banking Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Banking Day as determined in good faith by the Bank in accordance with the then current bank practices in the relevant Interbank Market.

“Inventory” shall have the meaning assigned to such term in Section 5.

“Letters of Credit”shall have the meaning assigned to such term in Section 2.05.

“LIBOR” shall mean, with respect to a LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest one-eighth (1/8th) of one (1%) percent) at which deposits in Dollars are offered to Bank or Bank’s representative or agent for delivery on the Borrowing Date for such LIBOR Loan, in the relevant Interbank Market at 11:00 a.m., local time, two Banking Days prior to such Borrowing Date for a period equal to the Interest Period chosen by Borrower with respect to such LIBOR Loan and in an amount substantially equal to the principal amount of such LIBOR Loan.  The Bank shall give prompt notice to the Borrower of the LIBOR determined for each LIBOR Loan and such notice shall be conclusive and binding, absent manifest error, for all purposes.

“LIBOR Interest Rate” shall mean an interest rate per annum (rounded upward, if necessary, to the nearest one-eighth (1/8th) of one (1%) percent) determined by Bank pursuant to the following formula:

LIBOR Interest Rate	=	LIBOR
1.00 * Reserve Rate

“LIBOR Loan(s)” shall mean, when used in the singular, any loan on which the interest rate is calculated by reference to LIBOR and, when used in the plural, shall mean all such loans.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loans” shall mean all Revolving Loans and the Term Loan.

“Margin” shall mean two and three-quarters (2.75%) percent (i.e., 275 basis points).

“Maturity Date” shall mean the date on which an Interest Period expires.

“Net Income” shall mean the amount by which total income exceeds operating expenses plus income taxes, all as determined in accordance with GAAP.

“Obligations” shall have the meaning assigned to such term in Section 6.

“Organizational Documents” means (a) with respect to a corporation, its certificate or articles of incorporation and by-laws; (b) with respect to a partnership, its partnership certificate and partnership agreement; (c) with respect to a limited liability company, its articles or certificate of formation and its operating or management agreement; and (d) with respect to a trust, the declaration of trust; and, with respect to any of them, any other document required to be filed with public authorities to evidence or establish authority to conduct business.

“Owner” means with respect to Borrower, any Person having legal or beneficial title to an ownership interest in Borrower or a right to acquire such an interest.

“Permitted Protests” means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank (or said lien is bonded over by Borrower), (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any employee plan subject to Title IV of ERISA maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

“Prime Rate” shall mean shall mean the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by Bank.

“Prime Rate Loan(s)” shall mean, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such loans.

“Qualified Account”, as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a)           The Account is not more than ninety (90) days from the date of the invoice thereof.

(b)           The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

(c)           The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d)           The Account is not subject to set!off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

(e)           The Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

(f)            The Account is not owed by any unit of government, whether foreign or domestic (provided, however, there shall be included in Qualified Accounts that portion of Accounts owed by the United States of America if

Borrower has assigned such Account to Bank in compliance with the Federal Assignment of Claims Act or, if owed by a unit of government other than the United States of America, Borrower has provided Bank with evidence satisfactory to Bank that (i) Bank has a first priority perfected security interest in such Account, and (ii) such Account may be enforced by Bank directly against such unit of government under all applicable laws).

(g)           No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

(h)           The Account is not owed by an account debtor whose principal place of business is outside the United States of America, unless such Accounts are insured by an entity on terms and conditions satisfactory to Bank, in Bank’s sole discretion, and the policy for such credit insurance names Bank as a co-insured. The foregoing notwithstanding, Borrower shall have a period of sixty (60) days in which to change the name of the co-insured from its existing secured lender to Bank.

(i)            The Account is not owed by an entity which is a parent, brother/sister, subsidiary or Affiliate.

(j)            The account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such account debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in such state, or has filed a notice of business activities report with the applicable division of taxation, the department of revenue or with such other state offices, as appropriate, for the then current year, or is exempt from such requirement.

(k)           The Account when aggregated with all of the Accounts of that account debtor does not exceed fifty (50%) percent of the then aggregate of Qualified Accounts.

(l)            The Account is not evidenced by a promissory note.

(m)          The Account did not arise out of any sale made on dating, delayed shipment or bill and hold basis unless, in the case of an Account that arose out of a sale made on a bill and hold basis, (i) title has been transferred to the account debtor, (ii) the equipment being sold has been completed, and (iii) the account debtor has acknowledged in writing that the equipment being sold has been completed.

(n)           The Account did not arise as a result of a progress billing or from a project on which the Account Debtor has a payment or performance bond.

(o)           The Account is not for retainage.

(p)           Bank has not deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time fifty (50%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the respective dates of invoice; Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above);  characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

“Receivables” shall have the meaning assigned to such term in Section 5.

“Reserve Rate” shall mean the rate (expressed as a decimal) at which Bank would be required to maintain reserves under REGULATION D of the Board of Governors of the Federal Reserve System against Eurodollar Liabilities if such Liabilities were outstanding.  The LIBOR Interest Rate shall be adjusted automatically as of the effective date of any change in the Reserve Rate.

“Revolving Loan” shall have the meaning assigned to such term in Section 2.02.

“Senior Debt” shall mean any Debt which is not Subordinated Debt.

“Subordinated Debt” shall mean Debt which is expressly stated to be subordinated or junior in right of payment to Borrower’s Obligations to Bank in a manner and in a form which is satisfactory to Bank.

“Tangible Capital Base” shall mean Borrower’s Tangible Net Worth plus its Subordinated Debt.

“Tangible Net Worth” shall mean the sum of Borrower’s Owner’s equity, subtracting therefrom (i) intangibles (as determined in accordance with such principles so applied), and (ii) Debt owing to Borrower from any employee, parent, subsidiary or Affiliate.

“Term Loan” shall have the meaning assigned to such term in Section 2.01.

“UCC” shall mean the Massachusetts Uniform Commercial Code as in effect from time to time.

Section 1.02         All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 8.05, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Section 1.03         Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the UCC.

2.             LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

Section 2.01         Subject to the terms and provisions of this Agreement, Bank has agreed to extend to Borrower a term loan, evidenced by a Term Note in the form of Exhibit 1 annexed hereto, in the original principal amount of One Million ($1,000,000.00) Dollars (the “Term Loan”).  The Term Loan shall mature and bear interest as provided in the Term Note and shall otherwise be subject to the terms and conditions of the Term Note and this Agreement.

Section 2.02         Subject to the terms and provisions of this Agreement, Bank hereby establishes a discretionary revolving line of credit in Borrower’s favor in the amount of the Credit Limit, as determined by Bank from time to time hereafter.  Bank may make such loans, advances and grant credit accommodations to Borrower, based upon such facts and circumstances existing at the time of the request, as from time to time Bank elects to make which are secured by Borrower’s Inventory, Accounts and all other Collateral and the proceeds thereof (the “Revolving Loan”).  Without limiting the discretionary nature of Bank’s obligation to make Revolving Loans hereunder, or the demand feature of any Revolving Loans Bank does make hereunder, Borrower agrees that the aggregate unpaid principal of all Revolving Loans outstanding at any one time shall not exceed the Borrowing Base.

In order to facilitate the borrowing procedures hereunder, MFIC and Microfluidics hereby appoint Microfluidics as such corporation’s duly authorized agent to request, receive and distribute loans hereunder and to communicate with Bank with respect hereto, and Microfluidics does hereby accept such appointment.

Section 2.03         All such Revolving Loans shall bear interest and at the option of Bank shall be evidenced by a Revolving Line of Credit Note(s) in the form of Exhibit 2 annexed hereto, but in all events shall be conclusively evidenced by the Bank’s record of disbursements and repayments and shall be payable ON DEMAND.

Interest, net of those loans (if any) which bear interest calculated by reference to LIBOR (as defined below), will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the Prime Rate, or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable on the first day of each month in arrears until the Bank makes demand.  The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective.  Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Interest shall be payable in lawful money of the United States of America to Bank, or as Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

Interest, net of those loans (if any) which bear interest calculated by reference to the Prime Rate, will be charged to Borrower at a rate which is the equivalent to the LIBOR Interest Rate plus Margin and shall be calculated and payable in the manner set forth in Section 2.11 below.

The foregoing notwithstanding, absent the occurrence of an Event of Default which is continuing, a demand for payment shall not be effective for one hundred twenty (120) days after the date demand is made.

Section 2.04         Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a Revolving Loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement; (ii) to charge any of Borrower’s accounts under the control of Bank; or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items.  Bank shall promptly notify Borrower of any such charges or applications.

Section 2.05         At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Borrowing Base, as then computed and also within the limits of the Credit Limit as then computed, may issue letters of credit from time to time for the account of the Borrower (hereinafter collectively “Letter(s) of Credit”).  The Letters of Credit shall be on terms mutually acceptable to Bank and the Borrower.  A Revolving Loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit.  In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank the fee and commissions relating to any such Letter of Credit at such rate as Lender may from time to time establish, plus transaction fees at Bank’s customary rates, and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a Revolving Loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.  For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be Revolving Loans and in no event shall the sum of all Revolving Loans plus the sum of the aggregate amount undrawn on all letters of credit and acceptances be in excess of the Credit Limit.

Section 2.06         The Borrowing Base is intended solely for monitoring purposes.  The making of Revolving Loans, advances, and credits by Bank to the Borrower in excess of the Borrowing Base is for the benefit of the Borrower and does not affect the Obligations of Borrower hereunder; all such Revolving Loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

Section 2.07         It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws.  If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Bank or any other Person to the Borrower or any other Person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received.  The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Obligations.

Section 2.08         Bank shall not be required to make a LIBOR Loan unless Bank shall have received from the Borrower a request for such LIBOR Loan, in the form of Exhibit 3 annexed hereto (herein a “Notice of Borrowing”), which request complies with the requirements of this section.  Each Notice of Borrowing shall designate (i) the Borrowing Date for the requested LIBOR Loan; (ii) the amount of the LIBOR Loan (which amount shall not be less than One Hundred Thousand ($100,000.00) Dollars; and (iii) the Interest Period.  Each Notice of Borrowing must be received by Bank not less than three (3) Banking Days prior to the Borrowing Date.  A Notice of Borrowing may be transmitted by telecopier, cable or mail, but may not be transmitted by telephone.  If a Notice of Borrowing is transmitted by telecopier or cable, the Borrower shall immediately mail to Bank written confirmation thereof.

Section 2.09         After receipt from the Borrower of any Notice of Borrowing which requests a LIBOR Loan, Bank shall determine if it is able to make such LIBOR Loan (or if it is unable to do so for reasons described in this section only) and will notify the Borrower upon confirmation of its ability to do so.  If Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR which would otherwise be applicable to such LIBOR Loan, then Bank shall so notify the Borrower on or before 4:00 p.m. on the Banking Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, Bank shall not be obligated to make such LIBOR Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with Bank’s consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Loan.

Section 2.10         Except as otherwise provided in Section 2.09  above, any Notice of Borrowing which requests a LIBOR Loan shall be irrevocable and binding upon the Borrower.  In the event the Borrower fails to borrow the LIBOR Loan requested on the Borrowing Date specified in such Notice of Borrowing, the Borrower shall indemnify Bank against any and all losses and expenses incurred by Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by Bank to fund such LIBOR Loan.

Section 2.11         The Borrower shall pay interest on the aggregate unpaid principal balance of each LIBOR Loan from the Borrowing Date for such LIBOR Loan through and including the Maturity Date chosen by the Borrower with respect to such LIBOR Loan at a per annum fixed rate equal to the aggregate of the LIBOR Interest Rate plus Margin, and shall pay all interest accrued but unpaid under this section on the sooner to occur of: (i)  the first day of each month; or (ii) such Maturity Date.

Section 2.12         If a LIBOR Loan is not repaid in full on its Maturity Date, then such LIBOR Loan shall bear interest at the rate which is calculated by reference to the Prime Rate as described in Section 2.03 above from and after such Maturity Date.

Section 2.13         Each LIBOR Loan which constitutes a loan pursuant to this Agreement shall be repaid in full on its Maturity Date.

Section 2.14         Any LIBOR Loan may be repaid with the proceeds of another Loan, subject to the terms of Section 2.02  above.

Section 2.15         Except as otherwise provided herein with respect to Bank’s rights following the occurrence of an Event of Default, no LIBOR Loan may be repaid prior to its Maturity Date and all monies received by Bank for application to a LIBOR Loan prior to the Maturity Date of such LIBOR Loan shall be held by Bank in a non-interest bearing cash collateral account as security for all Obligations.

Section 2.16         Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to Bank or any foreign branch, agent or correspondent thereof shall make it unlawful, or (b) if any central bank or other governmental authority having jurisdiction over Bank or any such branch, agent or correspondent, shall assert that it is unlawful, for Bank to perform its obligations hereunder or for any such branch, agent or correspondent to act on behalf of Bank to make LIBOR Loans to the Borrower or to continue to fund or maintain LIBOR Loans to the Borrower hereunder, or (c) if Bank determines after making all reasonable efforts, that deposits of the relevant amount and for the relevant LIBOR Loan to the Borrower are not available to Bank in the Interbank Market, then, on notice thereof by Bank to the Borrower, the obligation of the Bank to the Borrower to make future LIBOR Loans shall terminate.  If, as a result of any of the foregoing described events, Bank is prohibited from maintaining LIBOR Loans, the Bank shall, upon the happening of such event, notify the Borrower and the Borrower shall, in the case of each LIBOR Loan, on the Maturity Date of such LIBOR Loan (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), either prepay such LIBOR Loan or convert such LIBOR Loan into a Prime Rate Loan.

Section 2.17         If, due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason or because the Borrowing Base has been exceeded, Bank receives payments of principal of any LIBOR Loan prior to the Maturity Date for such LIBOR Loan, the Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain such LIBOR Loans.

Section 2.18         Calculation of the LIBOR Interest Rate, as well as all other fees and charges payable with respect to each LIBOR Loan shall be made and paid as though Bank had actually funded the relevant LIBOR Loan through the purchase of a Eurodollar deposit at LIBOR in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore agent or office of Bank to a domestic office of Bank in the United States of America, provided, however, that Bank may fund each LIBOR Loan in any manner it sees fit and the foregoing assumptions shall be nevertheless used for the calculation of the LIBOR Interest Rate and such other fees and charges.

Section 2.19         Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make LIBOR Loans.

Section 2.20         At no time shall there be outstanding more than five (5) LIBOR Loans.

3.             BANK’S REPORTS.

After the end of each month, Bank will render to Borrower a statement of Borrower’s loan account with Bank hereunder, showing all applicable credits and debits.  Each statement shall be considered correct and to have been accepted by Borrower and, absent manifest error, shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

4.             CAPITAL ADEQUACY AND CONDITIONS OF LENDING.

Section 4.01         If after the date hereof, Bank determines that (a) the adoption of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Bank’s capital to a level below that which Bank could have achieved (taking into consideration Bank’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank’s commitment to make advances pursuant hereto by any amount deemed by Bank to be material:

(a)           Bank shall promptly, after Bank’s determination of such occurrence, give notice thereof to Borrower; and

(b)           Borrower shall pay to Bank as an additional fee from time to time, on demand, such reasonable amount as Bank certified to be the amount that will compensate Bank for such reduction.

A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error.  Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank and the method by which such amounts were determined.  In determining such amount, Bank may use any reasonable averaging and attribution method.

Section 4.02         The willingness of Bank to consider making the Term Loan and the initial Revolving Loan or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(a)           This Agreement, properly executed on behalf of Borrower.

(b)           The Term Note and the Revolving Line of Credit Note drawn to the order of Bank.

(c)           Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Borrower, (ii) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule “B”, the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by Bank, and (iii) Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(d)           A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of Borrower, certifying as to (i) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (ii) the Articles of Organization and By-Laws of Borrower, and (iii) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(e)           A current certificate issued by the Secretary of State of the state of Borrower’s incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

(f)            Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(g)           An opinion of counsel to Borrower, addressed to Bank.

(h)           Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Bank.

(i)            A subordination agreement, properly executed by each of the subordinating creditors, if any, in form and substance satisfactory to Bank.

(j)            Payment of the fees due through the date of the initial loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement.

(k)           Such other documents, instruments and agreements as Bank in its sole discretion may require.

Section 4.03         Bank will not consider a request for any loan or the issuance of any Letter of Credit unless on the date thereof:

(a)           the representations and warranties contained in Sections 7 and 8 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

5.             SECURITY INTEREST.

Borrower, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Bank a continuing security interest in and to, and assigns to Bank, all assets of the Borrower, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(a)           all inventory, including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower’s business (all hereinafter called the “Inventory”);

(b)           all Accounts, contracts, contract rights, notes, bills, drafts, acceptances,

General Intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), Instruments, Documents, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter of Credit Rights (whether or not the Letter of Credit is evidenced by a writing), Securities, Security Entitlements, Security Accounts, Investment Property, Supporting Obligations, choses in action, Commercial Tort Claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any Person, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the “Receivables”);

(c)           all machinery, Equipment, Fixtures and other Goods whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”); and

(d)           all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”).

6.             OBLIGATIONS SECURED.

The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be issued for the account of Borrower and also including obligations arising out of any foreign exchange contracts, interest rate swap, cap, floor or hedging agreements and all obligations of Borrower to Bank arising out of or in connection with any Automated Clearing House (“ACH”) agreements relating to the processing of ACH transactions, together with the fees, expenses, charges and other amounts owing or chargeable to Borrower under the ACH agreements (all hereinafter called “Obligations”).

7.             BORROWER’S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY.

Section 7.01         Borrower warrants that Borrower has no places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule “A”, annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule “A”.

Section 7.02         Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement.  All Inventory presently owned by Borrower is stored at the locations set forth on Schedule “A”.

Section 7.03         Borrower will promptly notify Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.

Section 7.04         Borrower represents and warrants that it has described its returns policy in writing to Bank and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof.

8.             BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

Section 8.01         Borrower is duly organized, validly existing and in good standing under the laws of Delaware as a corporation and shall hereafter remain in good standing in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

Section 8.02         Borrower’s exact legal name is as set forth in this Agreement and Borrower will not undertake or commit to undertake any act which will result in a change of Borrower’s legal name, without giving Bank at least thirty (30) days’ prior written notice of the same.  The organizational identification number of Borrower is as set forth on Schedule “A” annexed hereto.

Section 8.03         The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s Organization Documents, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

Section 8.04         All Organization Documents and all amendments thereto of Borrower have been duly filed and are in proper order.  All ownership interest of Borrower outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, Organization Documents and books of account, are accurate and up to date and will be so maintained.

Section 8.05         Reserved

Section 8.06         Borrower owns all of the assets reflected in the most recent of Borrower’s financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any Lien, except (a) the security interests and other encumbrances (if any) listed on Schedule “B” annexed hereto, (b) those leases set forth on Schedule “C” annexed hereto, (c) those liens permitted pursuant to Section 13.12 of this Agreement, or (d) Liens in favor of Bank.

Section 8.07         Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

Section 8.08         Borrower (a) is not subject to any restrictions in its Organization Documents or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its Organization Documents, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.

Section 8.09         Except as disclosed in writing by Borrower to Bank, there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

                Section 8.10         Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan.

9.             SALES OF INVENTORY

So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower’s Inventory.  A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

10.          FINANCING STATEMENTS.

Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Bank promptly upon request.  Borrower also ratifies its authorization for Bank to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

11.          BORROWER’S REPORTS.

Section 11.01       Within fifteen (15) calendar days after the end of each month or on such other more frequent basis as may be reasonably required by Bank from time to time, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower’s records as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require.  If Borrower’s monthly aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such aging reports and any other related documents to Bank.

Section 11.02       Within fifteen (15) calendar days after the end of each month or on such other more frequent basis as may be reasonably required by Bank from time to time, Borrower shall furnish to Bank a certificate describing all of Borrower’s Inventory by value based on the lower of cost or market value, listing all Inventory by nature, quantity and location, together with such other information as Bank may require.

Section 11.03       Within fifteen (15) calendar days after the end of each month or on such other basis as may be reasonably required by Bank from time to time, Borrower shall submit to Bank an accounts payable aging report in form satisfactory to Bank showing the amounts due and owing on all accounts payable according to Borrower’s records as of the close of such month or such shorter period as may be reasonably required by Bank from time to time, together with such other information as Bank may require.  If Borrower’s monthly accounts payable aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such accounts payable aging reports and any other related documents to Bank.

Section 11.04       Borrower shall deliver to Bank all documents, as frequently as indicated below, or at such other times as Bank may reasonably request, and all other documents and information requested by Bank:

	DOCUMENT	FREQUENCY DUE
(i)	A Borrowing Base Certificate, including cash receipts, credit memos, sales, debit memos, the unpaid Revolving Loan balance, new borrowing requests and the adjusted Revolving Loan balance	Monthly, within fifteen (15) calendar days after the end of each month
(ii)	Projections of Borrower’s balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a quarter to quarter basis	Annually, at least thirty (30) days before the beginning of each fiscal year of Borrower
(iii)	Notice of noncompliance with the provisions of this Agreement	Immediately upon learning of such noncompliance, or if any representation or warranty contained herein is no longer true or accurate
(iv)	Compliance Certificate in the form annexed hereto as Exhibit 4	As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower

Section 11.05       Borrower will furnish Bank as soon as available, and in any event within twenty (20) days after the close of each monthly period of its fiscal year, a balance sheet as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows of the Borrower for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with GAAP, certified by the chief financial officer of the Borrower (subject to year end adjustment).

Section 11.06       Borrower will furnish Bank with copies of its quarterly 10Q Reports filed with the Securities and Exchange Commission with fifteen (15) days of completion of such reports.

Section 11.07       Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited financial statements including a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with GAAP, accompanied by an unqualified opinion prepared by Brown and Brown, LLP or other independent public accountants selected by the Borrower and acceptable to Bank.

Section 11.08       Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to the Borrower by Borrower’s independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called “Management Letter”).

Section 11.09       In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower.  All financial information provided Bank by the Borrower shall be prepared in accordance with GAAP or generally accepted auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

12.          GENERAL AGREEMENTS OF BORROWER.

Section 12.01       Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Bank with loss payable to Bank and Borrower, as their interests may appear, and after an Event of Default reasonably appointing Bank as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts.  As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank.  Absent the occurrence of an Event of Default which is continuing, all insurance proceeds received by Bank shall be applied first to repay the Revolving Loans and shall be applied to the Term Loans only after the Revolving Loans have been reduced to zero.

Section 12.02       Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at intervals to be determined by Bank and without hindrance or delay.

Section 12.03       Although, as above set forth, Bank has a continuing security interest in all of Borrower’s Collateral and in the proceeds thereof, Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all Revolving Loans made hereunder plus the aggregate amount undrawn on all Letters of Credit issued hereunder and if Borrower fails to do so, Borrower will immediately make the necessary reduction in the unpaid principal amount of said Revolving Loans so that the sum of the Revolving Loans outstanding hereunder plus the amount undrawn on Letters of Credit outstanding hereunder does not in the aggregate exceed the Borrowing Base.

Section 12.04       Borrower will at all times keep accurate and complete records of Borrower’s Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower’s place or places of business at reasonable intervals to be determined by Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower’s Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may, at its expense, make copies thereof. Borrower shall pay to Bank all reasonable audit fees, plus all travel and other expenses incurred in connection with any such audit.  Borrower shall not have to reimburse Bank for such fees, costs and expenses to the extent they exceed Ten Thousand ($10,000.00) Dollars in any twelve (12)

month period.

Section 12.05       Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Bank.

Section 12.06       Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

Section 12.07       Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

Section 12.08       Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts.

Section 12.09       If any of Borrower’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

Section 12.10       If any of Borrower’s Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

Section 12.11       If any goods are at any time in the possession of a bailee, Borrower shall promptly notify Bank thereof and, if requested by Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower.  Bank agrees with Borrower that Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

Section 12.12       If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the request and option of Bank, Borrower shall, pursuant to an agreement in form and substance satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

Section 12.13       If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein, and in the net proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Section 12.14       Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor.  At its option, after an Event of Default, Bank may discharge taxes, Liens or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the reasonable maintenance and preservation of the Collateral.  Borrower agrees to reimburse Bank on demand for any reasonable payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

Section 12.15       Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable.  As used herein, the terms “hazardous waste,” “hazardous or toxic substance,”  “hazardous material” or “oil” shall have the same meanings as defined and used in any of the following (the “Acts”): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

Section 12.16       Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral.  This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make Loans available to Borrower and the termination of this Agreement.

Section 12.17       At the option of Bank, Borrower will furnish to Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required.

Section 12.18       Should Borrower fail to make any of such deposits or furnish such proof then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set up such reserves as Bank, in its judgment, shall deem reasonably necessary to satisfy the liability for such taxes.  Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank.  Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set up such reserve and the making of one or more of such deposits or payments or the setting up of such reserve shall not constitute (i) an agreement on Bank’s part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

Section 12.19       All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating Loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation.  Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank.  It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower.  Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement.  The entire Obligation of Borrower to Bank shall become due and payable when payments become due and payable hereunder upon termination of this Agreement.

Section 12.20       Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder.  Without limiting the generality of the above, Borrower will join with Bank in executing notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

Section 12.21       Borrower shall promptly notify Bank in writing of any litigation, proceeding, or counterclaim against, or of any investigation of, Borrower if:  (a) the outcome of such litigation, proceeding, counterclaim, or investigation may materially and adversely affect the finances or operations of Borrower or title to, or the value of, any Collateral; or (b) such litigation, proceeding, counterclaim, or investigation questions the validity of this Agreement or any action taken, or to be taken, pursuant to this Agreement, Borrower shall furnish to Bank such information regarding any such litigation, proceeding, counterclaim, or investigation as Bank shall request.

Section 12.22       Reserved

Section 12.23       Borrower will maintain all of its bank accounts, including without limitation, its operating and depository accounts, at Bank.  For each deposit account that Borrower at any time opens or maintains with a financial institution other than Bank, which will not be done without first obtaining the written consent of Bank, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance satisfactory to Bank, either (a) cause the depositary bank to agree to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (b) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account.  Bank agrees with Borrower that Bank shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by this Agreement would occur.  The provisions of this paragraph shall not apply to (a) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, (b) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees. Notwithstanding the foregoing, Borrower may maintain operating account(s) for the operation of its European sales/service office located in Lampertheim Germany with local banks, currently Deutsche Bank.

Section 12.24       Subject to any landlords’ rights, Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00.  Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral. In connection with the Bank’s exercise of the Bank’s rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank.  The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank’s taking possession thereof, and may render any Collateral unusable to the Borrower.  In no event shall the Bank be liable to the Borrower beyond the rental specified above for use or occupancy by the Bank of any premises pursuant to this Agreement.

Section 12.25       Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non!exclusive irrevocable royalty!free license in connection with Bank’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Bank shall be suspended if such Events of Default are cured.  This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Bank shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

Section 12.26       Any and all deposits (whether demand or time deposits) or other sums at any time credited by or due from Bank to Borrower shall at all times constitute additional security for the Obligations and may be set!off against any Obligations at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default whether or not they are then due or other security held by Bank is considered by Bank to be adequate.  Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof hereunder) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any third party acting in Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, shall constitute additional security for the Obligations and may be applied at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default, to any Obligations which are then owing, whether due or not due.  Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower to Bank, that any and all deposits maintained by Borrower with Bank are general accounts as to which no Person other than Borrower has any legal or equitable interest whatsoever.

Section 12.27       Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all reasonable costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other Person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby.  After an Event of Default, at its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered Obligations of Borrower and shall be secured hereby.

Section 12.28       Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower’s true and lawful attorney!in!fact, with power to endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower’s rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; granting upon Borrower’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof.  Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank. With the exception of endorsing items which come into the possession of Bank, Bank agrees not to exercise the foregoing power of attorney prior to the occurrence of an Event of Default which is continuing.

The foregoing notwithstanding, excluding only endorsement of checks that come into the possession of Bank, Bank agrees not to exercise the foregoing power of attorney absent the occurrence of an Event of Default which is continuing.

13.          BORROWER’S NEGATIVE COVENANTS.  Borrower will not at any time:

Section 13.01       Permit its Senior Debt to be more than four (4) times the amount of its Tangible Capital Base as at December 31, 2004 or at any year end thereafter;

Section 13.02       Permit, for the twelve-month period ending on the last day of any fiscal year commencing with the fiscal year ending December 31, 2004, it Debt Service Coverage Ratio to be less than 1.20 to 1;

Section 13.03       Issue evidence of Debt or suffer to exist Debt in addition to the Obligations, except (a) Debt or liabilities of Borrower other than for money borrowed, incurred or arising in the ordinary course of business, or (b) Debt related to Permitted Liens;

Section 13.04       If Borrower is a “pass-through” tax entity for United States federal income tax purposes, make distributions to its Owners during any fiscal year of Borrower in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon Borrower’s undistributed income for such year;

Section 13.05       Sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (a) scrap, waste, defective goods and the like; (b) obsolete goods; (c) finished goods sold in the ordinary course of business or any interest therein to any Person; and

(d) Equipment which is no longer required or deemed necessary for the conduct of Borrower’s business, so long as Borrower receives therefor a sum substantially equal to such Equipment’s fair value;

Section 13.06       Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (a) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of Borrower’s business; (b) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (c) purchase money Liens arising in the ordinary course of business (so long as the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (d) Liens for unpaid taxes that are either (i) not yet due and payable, or (ii) the subject of Permitted Protests; (e) Liens which are the subject of Permitted Protests; (f) those Liens and encumbrances set forth on Schedule “B” or Schedule “C” annexed hereto; and (g) in favor of Bank (hereinafter, collectively, “Permitted Liens”);

Section 13.07       Pay or make any distribution on account of (except, if Borrower is a “pass-through” tax entity consistent with Section 13.10 above) any class of Borrower’s ownership interest in cash or in property (other than additional ownership interest), or redeem, purchase or otherwise acquire, directly or indirectly, any of the ownership interests;

Section 13.08       Make any loans or advances to any Person, including without limitation Borrower’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower;

Section 13.09       Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Debt (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any Person.

Section 13.10       (a) Use any Loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (b) invest in or purchase any stock or securities of any Person except (i) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, or (ii) time deposits with or certificates of deposit issued by the Bank;

Section 13.11       Enter into any lease or other transaction with any Owner, officer of Borrower or Affiliate on terms any less favorable than those which might be obtained at the time from Persons who (or entities which) are not such a Owner, officer of Borrower or Affiliate;

Section 13.12       Sell, transfer or otherwise dispose of any stock or other ownership interest of any subsidiary of Borrower; or

Section 13.13       Without the prior written consent of Bank, (a) merge or consolidate with or into any Person, (b) enter into any joint venture or partnership with any Person; (c) convey,

lease or sell all or any material portion of its property or assets or business to any other Person, except for the sale of Inventory in the ordinary course of its business; or (d) convey, lease or sell any of its assets to any Person for less than the fair market value thereof.

14.          DEFAULT.

Section 14.01       Nothing contained in this section, or elsewhere in this Agreement, shall affect the demand nature of such of the Obligations as are by their terms, demand obligations, including, without limitation, Revolving Loans under this Agreement.  The occurrence of an Event of Default shall not be a prerequisite for the Bank’s making demand or requiring payment of such Obligations.

Upon the occurrence of any one or more of the following events (herein, “Events of Default”), any and all Obligations of Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand.  The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and Borrower and instruments and papers given Bank by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(a)           The failure by Borrower to pay upon demand any amount due under this Agreement.

(b)           The failure by Borrower to pay upon demand (or when due, if not payable on demand) any other Obligations.

(c)           The failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement.

(d)           The determination by Bank that any representation or warranty heretofore, now or hereafter made by Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate in any material respect when given.

(e)           The occurrence of any event such that any Debt of Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

(f)            The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9!102 of the UCC, to take priority over advances made by Bank.

(g)           A filing against or relating to Borrower of (i) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (ii) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

(h)           The occurrence of any event of default under any agreement between Bank and Borrower or instrument or paper given Bank by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

(i)            Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property.

(j)            The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; the failure by Borrower to generally pay the debts of Borrower as they mature; adjudication of bankruptcy or insolvency relative to Borrower; the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of Borrower; the meeting by Borrower of a formal or informal creditor’s committee; the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non!judicial proceeding or agreement by, against or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(k)           The entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) or bonded over within thirty (30) days of its entry.

(l)            The occurrence of any event or circumstance with respect to Borrower such that Bank shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Bank and Borrower is impaired.

(m)          The entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business.

(n)           The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower in excess of Ten Thousand ($10,000.00) Dollars.

(o)           The termination of existence, dissolution, or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower’s current business.

(p)           This Agreement shall, at any time after its execution and delivery and for any reason, cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder.

(q)           Any of the following events occur or exist with respect to Borrower or any

ERISA affiliate: (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (ii) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

(r)            The occurrence of any of the foregoing Events of Default with respect to any guarantor, endorser, or surety to Bank of the Obligations, as if such guarantor, endorser or surety, were the “Borrower” described therein.

(s)           Any guarantor or Person signing a guaranty or support agreement in favor of Bank shall repudiate, purport to revoke or fail to perform his obligations under such guaranty or support agreement in favor of Bank.

15.              RIGHTS AND REMEDIES UPON DEFAULT; SET-OFF; EXPENSES; POWER OF ATTORNEY.

Upon the occurrence of an Event of Default, after applicable cure periods, or demand by the Bank, the Bank shall have the following rights and remedies.

Section 15.01       Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the UCC or under the terms of this Agreement or otherwise.  In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the UCC or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of four (4%) percent greater than the rate of interest then specified in Section 2 of this Agreement.

Section 15.02       Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

Section 15.03       Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank’s disposition of the Collateral.  The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower’s premises.  Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Bank may purchase the Collateral, or any portion of it at any such sale.

If the Bank sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Bank. If the purchaser fails to pay for the Collateral, the Bank may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

Section 15.04       The Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

Section 15.05       In connection with Bank’s exercise of Bank’s rights under this Agreement, and subject to the rights of any landlord,  Bank may enter upon, occupy and use any premises owned or occupied by Borrower, and may exclude Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by Bank.  Bank shall not be required to remove any of the Collateral from any such premises upon Bank’s taking possession thereof, and may render any Collateral unusable to Borrower.  In no event shall Bank be liable to Borrower for use or occupancy by Bank of any premises pursuant to this Agreement.

Section 15.06       Borrower shall, following the occurrence of an Event of Default which is continuing, deliver to Bank, daily, a schedule in form and content satisfactory to Bank describing the invoices issued by Borrower since the last schedule submitted to Bank.  The schedules to be provided under this subsection are solely for the convenience of Bank in administering this Agreement and maintaining records of the Collateral.  Borrower’s failure to provide Bank with any such schedule shall not affect the security interest of Bank in such Accounts.

Section 15.07       From and after the occurrence of an Event of Default which is continuing, Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Bank accompanied by a remittance report in form specified by Bank.  Said proceeds shall be delivered to Bank in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make.  Bank will credit (conditional upon final collection) all such payments against the principal or interest of any Loans secured hereby; provided, however, for the purpose of computing interest, any items requiring clearance or payment shall not be considered to have been credited against any Loans secured hereby until three (3) business days after receipt by Bank of any such items.  The order and method of such application shall be in the sole discretion of Bank and any portion of such funds which Bank elects not to so apply shall be paid over from time to time by Bank to Borrower. Bank will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower’s account and waive its rights as against such account. Notwithstanding anything contained to the contrary herein, said proceeds shall not be applied to the principal of any LIBOR Loan(s), until all Prime Rate Loans have been paid in full.

Section 15.08       Bank may at any time, after the occurrence of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank.  Upon request of Bank at any time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank.  Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

Section 15.09       Borrower hereby appoints Bank as its attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, Bank, or otherwise, from time to time in Bank’s discretion, to take any actions and to execute any instruments which Bank may deem necessary or desirable to obtain, adjust, make claims under, and otherwise deal with insurance required pursuant hereto and to receive, endorse, and collect any drafts or other instruments delivered in connection therewith.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.  Bank agrees not to exercise the foregoing power of attorney until the occurrence of an Event of Default which is continuing.

16.              STANDARDS FOR EXERCISING REMEDIES.

To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank’s exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

17.          WAIVER OF JURY TRIAL.

BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

18.          CONSENT TO JURISDICTION.

Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the county of Suffolk, the County of Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

19.          TERMINATION

This Agreement may be terminated at any time by either party giving written notice of termination to the other party; provided, however, that unless and until all Loans made by the Bank to the Borrower hereunder and all other Obligations or commitments of the Bank under which an Obligation could arise, outstanding as of the time of giving or receipt as the case may be, of such notice by the Bank have been paid in full, such termination shall in no way affect the security interest or other rights and powers herein granted to the Bank, and until such payment in full the security interest of the Bank in all Inventory, Accounts and other Collateral of the Borrower, whether existing as of the time of such termination or thereafter arising, and all rights and powers herein granted to the Bank in respect thereof shall remain in full force and effect.  Until all of the Obligations of Borrower to Bank have been fully paid and satisfied and all commitments of the Bank under which an Obligation could arise have expired, Borrower shall continue to assign Accounts to Bank, turn over all collections to the Bank in kind and otherwise fully comply with the terms and conditions of this Agreement as herein provided.  Prior to such payment in full of all of the Obligations of Borrower to Bank, this Agreement shall be a continuing agreement in every respect.

Absent the occurrence of an Event of Default which is continuing, Bank will give Borrower one hundred twenty (120) days prior notice before terminating this Agreement.

20.          JOINT AND SEVERAL LIABILITY.

Section 20.01       Each Borrower is accepting joint and several liability under this Agreement in consideration of the financial accommodations to be provided by Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of each Borrower to Bank.

Section 20.02       Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations of each Borrower to Bank under this Agreement (including, without limitation, any Obligations arising under this section), it being the intention of the parties hereto that all the Obligations of each Borrower to Bank under this Agreement shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

Section 20.03       If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations of each Borrower to Bank under this Agreement,  as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower, under this Agreement will make such payment with respect to, or perform, such Obligation.

Section 20.04       The Obligations of each Borrower under the provisions of this section constitute full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

Section 20.05       Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any loans made under this Agreement, notice of any action at any time taken or omitted by Bank under or in respect of any of the Obligations of each Borrower to Bank under this Agreement, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of each Borrower to Bank under this Agreement, the acceptance of any payment of any of such Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Bank in respect of any of the Obligations of each Borrower to Bank under this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations of each Borrower to Bank or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on Bank’s part with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this section, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this section, it being the intention of each Borrower that, so long as any of the Obligations under this Agreement remain unsatisfied, the Obligations of such Borrower under this section shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Bank.  The joint and several liability of each Borrower under this Agreement shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Bank.

Section 20.06       The provisions of this section are made for the benefit of Bank and Bank’s successors and assigns, and may be enforced by Bank in good faith from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on Bank’s part first to marshal any of its claims or to exercise any of its rights against any Borrower or to exhaust any remedies available to Bank against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations under this Agreement or to elect any other remedy.  The provisions of this section shall remain in effect until all of the Obligations of each Borrower to Bank under this Agreement shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of such Obligations of each Borrower to Bank, is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this section will forthwith be reinstated in effect, as though such payment had not been made.

Section 20.07       Each Borrower agrees that it shall not exercise, and hereby expressly waives until full and final payment of all Obligations to Bank: (i) any right to subrogation or indemnification, and any other right to payment from or reimbursement by any other Borrower, in connection with or as a consequence of any payment made by any Borrower to Bank, (ii) any right to enforce any right or remedy which Bank may have or may hereafter have against any other Borrower, and (iii) any benefit of, and any right to participate in (A) any collateral now or hereafter held by Bank, or (B) any payment to Bank by, or collection by Bank from any other Borrower.  The provisions of this paragraph are made for the express benefit of each Borrower as well as Bank, and may be enforced independently by each Borrower or any successor in interest to each Borrower.

21.          MISCELLANEOUS.

Section 21.01       No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

Section 21.02       Bank is authorized to make Loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized Person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower: President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

Section 21.03       This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void.  No consent to an assignment by Bank shall release Borrower from its Obligations.  Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder.  In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.  To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

Section 21.04       Borrower agrees that any and all Loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

Section 21.05       Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement.  If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

Section 21.06       Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telecopier to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	Banknorth, N.A.
7 New England Executive Park
Burlington, MA 01803
Attn: Brant A. McDougall, Senior Vice President
	Telephone:	781-229-4570, ext. 7101
	Telecopier:	781-221-6988

If to Borrower:	Microfluidics Corporation, as Agent
30 Ossipee Road
Newton, Massachusetts 02464-9101
Attn: Dennis P. Riordan, Controller
	Telephone:	617-969-5452
Telecopier:

With a copy to:	MFIC Corporation
30 Ossipee Road
Newton, Massachusetts 02464-9101
Attn: Dennis P. Riordan, Controller
	Telephone:	617-969-5452
Telecopier:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

Section 21.07  Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

Section 21.08 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Section 21.09 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

Section 21.10  This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

Section 21.11  This Agreement can only be amended by a writing signed by both Bank and Borrower.

Section 21.12  The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto.  This Agreement shall take effect as a sealed instrument.

Witnessed by:	MFIC CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

	Address:	30 Ossipee Road
Newton, Massachusetts 02464-9101

MICROFLUIDICS CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

	Address:	30 Ossipee Road
Newton, Massachusetts 02464-9101

BANKNORTH, N.A.

By:
Brant A. McDougall, Senior Vice President

	Address:	7 New England Executive Park
Burlington, Massachusetts 01803

SCHEDULES

The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated.  Those Schedules in which no information has been inserted shall be deemed to read “None”.

MFIC CORPORATION

SCHEDULE “A”

Borrower’s Places of Business and Organizational Identification Number (§8.02)

Address	Property Located At Such Address

Organizational Identification Number:              2008286

SCHEDULE “B”

Other Encumbrances and Liens (§8.06(a))

Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity

SCHEDULE “C”

Leases (§8.06(b))

Lessor	Description of Property	Date of Lease and Term	Rental Payable

MICROFLUIDICS CORPORATION

SCHEDULE “A”

Borrower’s Places of Business and Organizational Identification Number (§8.02)

Address	Property Located At Such Address

Organizational Identification Number:

SCHEDULE “B”

Other Encumbrances and Liens (§8.06(a))

Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity

SCHEDULE “C”

Leases (§8.06(b))

Lessor	Description of Property	Date of Lease and Term	Rental Payable

EXHIBIT 1

BANKNORTH, N.A.

TERM NOTE

$1,000,000.00	March , 2004
Boston, Massachusetts

For value received, the undersigned, which term whenever used herein shall mean each and all of the signers of this note, jointly and severally, promises to pay to Banknorth, N.A. (“Bank”), or order, at its office at Burlington, MA, or at such other place as may be designated in writing by the holder hereof, the principal sum of One Million ($1,000,000.00) Dollars in forty-eight (48) installments, as follows: $20,833.00 on April 1, 2004, and the same amount (except the last installment which shall be the unpaid balance) on the first day of each month thereafter until this note is fully paid, with interest from the date hereof on the said principal sum from time to time outstanding at the rate of five and 67/100 (5.67%) percent per annum.  Such interest shall be payable monthly in arrears on the first day of each month, commencing on the first of such dates next succeeding the date hereof.  Interest shall be calculated on the basis of actual days elapsed and a 360!day year.

In all events the entire principal balance, together with all accrued interest, is to be fully paid on or before February 1, 2008.

Whenever any installment of principal and interest due hereunder shall not be paid within fifteen (15) days of its due date, the undersigned shall pay, in addition thereto as a late charge, five percent (5%) percent of the amount of any such installment.

The undersigned hereby authorizes Bank to charge the amount of all monthly interest and principal payments, when due and payable hereunder, against any of the undersigned’s accounts under the control of Bank or the undersigned’s loan account created pursuant to a Loan and Security Agreement (All Assets) dated March          , 2004 (the “Agreement”).

At the option of the holder, this note shall become immediately due and payable without notice or demand upon the occurrence at any time of (a) the failure to pay in full and when due any installment of principal or interest hereunder; (b) one or more Events of Default as defined in the Agreement; or (c) the termination of the Agreement. Upon the occurrence of any of the foregoing events, interest on unpaid balances shall thereafter be payable at an interest rate per annum which is four (4%) percent greater than the rate of interest specified herein.

The undersigned may prepay this note at any time, provided, however, that at the time of any full or partial pre-payment, the undersigned shall pay the Bank a fee equal to the greater of at least one (1%) percent of the principal balance being prepaid or a “Yield Maintenance Fee” in an amount computed as follows: The Federal Home Loan Bank rate with a maturity date closest to the remaining term of this note shall be subtracted from the above stated interest rate, or default rate, if applicable.  If the result is zero or a negative number, there shall be no Yield Maintenance Fee due and payable.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of this note.  Said amount shall be reduced to present value calculated by using the above referenced Federal Home Loan Bank rate and the number of days remaining in the term of this note.  The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the principal of this note.  The foregoing notwithstanding, the undersigned will not be obligated to pay to the Bank a Yield Maintenance Fee if this note is accelerated as a result of the termination of the Agreement or a demand by the Bank for payment in full of all obligations under the Agreement, without the existence of an Event of Default as defined in the Agreement.

The undersigned and any guarantor hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Bank or in transit to Bank.  At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of the undersigned and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing this note.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE UNDERSIGNED OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

The undersigned agrees to pay all costs of collection including reasonable fees of attorney.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Every one of the undersigned and every indorser or guarantor of this note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral if at any time there be available to the holder collateral for this note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

This note is secured pursuant to the terms of the Agreement.

THE UNDERSIGNED AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

All rights and obligations hereunder shall be governed by the law of the Commonwealth of Massachusetts and this note shall be deemed to be under seal.

Witness:	MFIC CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

MICROFLUIDICS CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

EXHIBIT 2

BANKNORTH, N.A.

REVOLVING LINE OF CREDIT NOTE

$1,000,000.00	Boston, Massachusetts
March , 2004

For value received, the undersigned, MFIC Corporation and Microfluidics Corporation, both Delaware corporations (each and together the “Borrower”), hereby jointly and severally promise to pay ON DEMAND, and if demand is not sooner made, then as provided in the Loan Agreement (defined below), to the order of Banknorth, N.A., a national banking association organized and existing under the laws of the United States of America (the “Bank”), at its main office in Burlington, MA, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million ($1,000,000.00) Dollars or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower under the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rates from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith (the “Loan Agreement”) by and between Bank and Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

This Note may be prepaid at any time without premium or penalty.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the “Revolving Line of Credit Note” referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

Witness:	MFIC CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

MICROFLUIDICS CORPORATION

By:
Irwin J. Gruverman, Chief Executive Officer

EXHIBIT 3

NOTICE OF BORROWING

Date:                , 200

To:	Banknorth, N.A.
7 New England Executive Park
Burlington, Massachusetts 01803

Re:          Loan and Security Agreement (All Assets) dated March        , 2004 (the “Agreement”) between Banknorth, N.A. (the “Bank”) and MFIC Corporation and Microfluidics Corporation (each and together the “Borrower”)

This Notice of Borrowing confirms the following request for a LIBOR Loan under the Agreement.

Date of Request:

Date of LIBOR Loan:

Amount of LIBOR Loan at LIBOR Rate: *

Interest Period:

1, 2 or 3 months

The Borrower hereby certifies that all representations and warranties contained in the Agreement are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date).

Terms used herein which are defined in the Agreement are used as so defined.

MICROFLUIDICS CORPORATION, as Agent

By:

*              Minimum of $100,000.00

EXHIBIT 4

COMPLIANCE CERTIFICATE

MFIC Corporation and Microfluidics Corporation (each and together, the “Borrower”) hereby certifies to Banknorth, N.A. (“Bank”) pursuant to the Loan and Security Agreement (All Assets) between Borrower and Bank dated March       , 2004, as may be amended from time to time (“Loan Agreement”), that:

A.            General

1.             Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.             The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

3.             Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

4.             The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.            Financial Covenants

As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Section 13 of the Loan Agreement are true and correct:

1              Senior Debt to Tangible Capital Base

The Senior Debt of the Borrower as of                 , 2004 was equal to                times the amount of the Borrower’s Tangible Capital Base, computed as follows:

A.	Total Debt $

B.	Subordinated Debt $

C.	A - B = Senior Debt $

D.	Owner’s Equity $

E.	Intangibles $

F.	Debt Owing from Employees, Owner and Affiliates $

G.	D – E – F = Tangible Net Worth $

H.	G + B = Tangible Capital Base $

Required:	Not more than four (4) times $

C ÷ H =	times

2.             Debt Service Coverage Ratio

The Debt Service Coverage Ratio of the Borrower for the twelve (12) month period ending December 31, 200       was           to 1, computed as follows:

A.	Net Income $

B.	Interest $

C.	Depreciation and Amortization $

D.	Distributions $

E.	A + B + C - D $

F.	Interest $

G.	CMLTD $

H.	F + G = $

I.	Ratio of E to H to

Required:	Not less than 1.20 to 1

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on                       , 200      .

MFIC CORPORATION

By:

MICROFLUIDICS CORPORATION

By: